Exhibit 99.1

Company Contact:                        Investor Relations Contacts:
E-Z-EM, Inc.                            Lippert/Heilshorn & Associates, Inc.
------------                            ------------------------------------
Tom Johnson x3317                       Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624                          (212) 838-3777
www.ezem.com                            Bruce Voss (bvoss@lhai.com)
                                                   ----------------
                                        (310) 691-7100
                                        www.lhai.com
                                        ------------

                   E-Z-EM REPORTS RECORD THIRD QUARTER RESULTS

          Conference call to begin at 10:00 a.m. EDT Thursday, April 8

LAKE SUCCESS, N.Y. (April 7, 2004) - E-Z-EM, Inc. (Amex: EZM) today announced financial results for the quarter and nine-months ended February 28, 2004. Financial highlights of the third quarter of fiscal year 2004 include:

      o     Net sales up 12% to a record $37.2 million

      o     Operating profit up 175% to $1.3 million

      o     Net earnings quadruple to $1.2 million

      o     Earnings per diluted share quadruple to $0.12

Net sales rose 12.3% to $37.2 million for the quarter ended February 28, 2004, compared with $33.1 million for the quarter ended March 1, 2003. Increased sales reflect continued growth in the Company's AngioDynamics subsidiary in the peripheral vascular and other non-coronary diseases sector, and strong sales of diagnostic products for the computed tomography (CT) market in the E-Z-EM segment. Net earnings for the third quarter of fiscal 2004 rose sharply to $1.2 million, or $0.12 per diluted share, compared with $280,000, or $0.03 per diluted share, for the prior-year quarter.

Gross profit increased 17.6% to $16.4 million, and as a percentage of net sales improved to 44.1% from 42.1% in the year-ago quarter due to improved gross profit in both business segments. Operating profit rose 175% to $1.3 million. Other income was $779,000 for the current quarter and included gains on sales of securities totaling $657,000, compared with other income of $102,000 for the prior-year quarter.

Fiscal 2004 third quarter results include a number of significant items, including gains on the sales of securities of $657,000 ($0.06 per diluted share), costs associated with the contemplated spin-off of AngioDynamics of $135,000 ($0.01 per diluted share) and expenses of $500,000 ($0.04 per diluted share) related to the transfer of the Company's device manufacturing operations in Puerto Rico and heat-sealing operation in Westbury, N.Y. to a third-party facility in Mexico. On an after-tax basis, these items aggregate to $84,000 of income or $.01 per diluted share.

                                     -more-


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

Commenting on the quarterly results, Anthony A. Lombardo, E-Z-EM president and chief executive officer, said, "Each of our business segments had a solid performance in the quarter. We are continuing to see good growth in CT imaging products and in our core hemodialysis products in the AngioDynamics segment. Our elvs(TM) endovascular laser treatment system and existing line of angiographic catheters also contributed to sales growth.

"In virtual colonoscopy (VC), we are seeing continued momentum within the industry. Category III CPT Codes for VC were recently issued by the American Medical Association for the purpose of gathering data for potential reimbursement of the procedure, and we believe this will help move third-party reimbursement forward. Clinical data is dramatically enhancing physician acceptance of VC, particularly as a first-line, effective diagnostic tool. We continue to position the Company in this field through our partnerships with industry thought leaders and through the Continuing Medical Education seminars we sponsor in a number of the nation's pre-eminent teaching and research hospitals.

"We have made substantial progress in transferring the E-Z-EM device manufacturing and heat-sealing operations to a third-party manufacturer. The restructuring plan for that business remains essentially on time and very much on budget, and we are in the final stages of closing the affected operations. Consistent with prior guidance, we anticipate taking a final charge of approximately $200,000 related to this initiative in the fiscal 2004 fourth quarter, and we expect to begin realizing the benefits from this initiative in fiscal year 2005.

"In summary, we believe we are well-positioned to take advantage of the many attractive growth opportunities available and are focused on the solid execution of our business plans," Mr. Lombardo concluded.

For the first nine months of fiscal 2004, net sales increased 11.3% to a record $107.2 million, compared with $96.3 million for the first nine months of fiscal 2003. Net earnings for the first nine months of fiscal 2004 were $2.7 million, or $0.26 per diluted share, compared with net earnings of $527,000, or $0.05 per diluted share, for the first nine months of fiscal 2003, an increase of 420%.

Cash, cash equivalents and short-term marketable securities at February 28, 2004 were $19.2 million, up from $18.0 million at May 31, 2003.

Conference Call

E-Z-EM management will host a conference call to discuss these results on Thursday, April 8, 2004 beginning at 10:00 a.m. Eastern Daylight Time. To participate, dial (877) 815-7177 from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be accessible for 48 hours following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 6340652.

                                     -more-


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

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

E-Z-EM's wholly-owned subsidiary, AngioDynamics, manufactures a wide range of products including angiographic, hemodialysis, PTA dilation, thrombolytic, image-guided vascular access products, as well as endovascular laser venous system products, and drainage products. AngioDynamics' focus is on diagnostic and therapeutic products that enable interventional physicians to treat peripheral vascular disease and other non-coronary disease.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, market acceptance of virtual colonoscopy as a new imaging procedure, future Medicare reimbursement of virtual colonoscopy screening exams, continued growth of the CT imaging market, continued growth of hemodialysis and angiographic catheter product sales, market acceptance of the elvs(TM) endovascular laser treatment system, outcome of the Diomed patent litigation, the size and quantity of orders for RSDL, successful completion of the Company's Manufacture, Streamlining and Reduction program, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations, competition, including alternative procedures that continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended November 29, 2003, as well as its Annual Report on Form 10-K for the year ended May 31, 2003, may affect the actual results achieved by the Company.

                               (Tables to follow)


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

                          E-Z-EM, Inc. and Subsidiaries
                      Consolidated Balance Sheet Highlights
                                 (in thousands)

                                                               February 28,     May 31,
                                                                   2004          2003
                                                               ------------    ---------
                                                               (unaudited)        (1)
Assets

Current Assets
     Cash, Cash Equivalents and Debt and Equity Securities      $  19,200      $  17,965
     Restricted Cash                                                  102            798
     Accounts Receivable, Net                                      24,550         23,393
     Inventories                                                   29,152         28,467
     Other Current Assets                                           6,802          4,703
                                                                ---------      ---------

Total Current Assets                                               79,806         75,326

Property, Plant & Equipment - at Cost, Net                         24,310         23,457
Other Non-Current Assets                                           14,626         11,841
                                                                ---------      ---------

Total Assets                                                    $ 118,742      $ 110,624
                                                                =========      =========

Liabilities and Stockholders' Equity

Current Liabilities                                             $  16,239      $  15,203
Long-Term Liabilities                                               6,904          6,819
Stockholders' Equity                                               95,599         88,602
                                                                ---------      ---------

Total Liabilities and Stockholders' Equity                      $ 118,742      $ 110,624
                                                                =========      =========

(1)   Information derived from audited financial statements.


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

                          E-Z-EM, Inc. and Subsidiaries
                    Consolidated Income Statement Highlights
                      (in thousands, except per share data)
                                   (unaudited)

                                            Three Months Ended                   Nine Months Ended
                                        -----------------------------       -----------------------------
                                        February 28,        March 1,        February 28,        March 1,
                                            2004              2003              2004              2003
                                        -----------       -----------       -----------       -----------
Net Sales
     E-Z-EM                             $    24,950       $    23,271       $    72,879       $    69,782
     AngioDynamics                           12,455            10,103            34,936            27,199
     Eliminations                              (232)             (281)             (647)             (708)
                                        -----------       -----------       -----------       -----------
                                             37,173            33,093           107,168            96,273

Gross Profit (Loss)
     E-Z-EM                                   9,743             8,842            28,624            27,410
     AngioDynamics                            6,654             5,068            18,281            14,029
     Eliminations                                (3)               26                 7                66
                                        -----------       -----------       -----------       -----------
                                             16,394            13,936            46,912            41,505

Gross Profit as a Percent of Sales             44.1              42.1              43.8              43.1

Operating Expenses
     E-Z-EM                         (1)       9,510             9,229  (2)       28,162            28,801
     AngioDynamics                            5,577             4,232            15,074            11,839
                                        -----------       -----------       -----------       -----------
                                             15,087            13,461            43,236            40,640

Operating Profit (Loss)
     E-Z-EM                         (1)         233              (387) (2)          462            (1,391)
     AngioDynamics                            1,077               836             3,207             2,190
     Eliminations                                (3)               26                 7                66
                                        -----------       -----------       -----------       -----------
                                              1,307               475             3,676               865

Other Income (Expense)                          779               102             1,194               516
                                        -----------       -----------       -----------       -----------

Earnings Before Income Taxes                  2,086               577             4,870             1,381

Income Tax Provision                            857               297             2,171               854
                                        -----------       -----------       -----------       -----------

Net Earnings                            $     1,229       $       280       $     2,699       $       527
                                        ===========       ===========       ===========       ===========

Earnings per Common Share
     Basic                              $      0.12       $      0.03       $      0.26       $      0.05
     Diluted                            $      0.12       $      0.03       $      0.26       $      0.05

Weighted Average Common Shares
     Basic                                   10,348            10,081            10,261            10,031
     Diluted                                 10,683            10,441            10,544            10,416

(1) Current quarter amount includes plant closing and operational restructuring costs of $500,000.

(2) Current nine-month amount includes plant closing and operational restructuring costs of $1,700,000; prior nine-month amount includes costs associated with the Company's common stock recapitalization of $698,000.

                                      # # #


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